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                                                                    EXHIBIT 4.13

                       AMENDED AND RESTATED ATTACHMENT A

The Services to be provided by Cardinal Securities, L.L.C. ("CS") and the compensation to be received by CS from Eltrax Systems, Inc. (the "Company") shall be as follows:

         CS has introduced the Company to institutional investors for a Private Placement of up to USD$7,000,000.00 on a Best Efforts Basis. In consideration of its services, CS shall be entitled to receive a fee equal to 6% of the aggregate cash proceeds to the Company (the "Fee") from the Private Placement. The Fee shall be payable promptly following the initial closing of the Private Placement and on each subsequent or additional closing (each a "Closing Date"), 1% of the Fee will be paid in the form of cash and 5% of the Fee ("Stock Fee") will be paid by the issuance by the Company of a number of shares of its common stock (the "Common Stock") having a value equal to such amount with the Common Stock being valued at $4.00 per share for such purposes in respect of the initial closing and $4.50 per share for such purposes in respect of each subsequent closing. In consideration of the USD$4,000,000.00 initial investment by Cavallo Capital into Eltrax Systems, Inc., CS is entitled to receive USD$40,000 and 50,000 shares of Common Stock; provided, however, that if the Closing Price of the Common Stock on the date of the effectiveness of the registration Statement (as hereinafter defined) is less than $4.00 per share, then CS shall be entitled to an additional number of shares of Common Stock equal to (a) the amount determined by dividing $200,000.00 by the Closing Price on such date minus (b) 50,000; and provided further, however, that if the Closing Price of the Common Stock on the date upon which the shares of Common stock comprising the Stock Fee in respect of each subsequent closing are issued is less than $4.50 per share, then CS shall be entitled to an additional number of shares of Common Stock equal to (a) the amount determined by dividing the value of the Stock Fee payable in the respect of each subsequent closing by the Closing Price on such date minus (b) the number of shares of Common Stock comprising the Stock Fee in respect of each such subsequent closing, where such number of such shares is determined based upon the Common Stock being valued at $4.50 per share. This schedule form applies to subsequent funding by Cavallo Capital up to USD$7,000,000. The Company will include the shares of Common Stock issuable to CS pursuant to this agreement in the registration statement to be filed to register for resale the securities sold in the Private Placement (the "Registration Statement"). In addition, the Company will reimburse CS its reasonable out-of-pocket travel and other expenses incurred in connection with the Private Placement in an amount not in excess of USD$5,000.00.

AGREED TO AND ACCEPTED THIS 28th day of AUGUST, 2000.

CARDINAL SECURITIES, L.L.C.              ELTRAX SYSTEMS, INC.


/s/ Scott F. Koch                        /s/ William P. O'Reilly
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By: Scott F. Koch                        By: William P. O'Reilly
Its: Senior Managing Director            Its: Chief Executive Officer